RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of  Fiscal Year 2004
(Amounts in thousands)

CONDENSED BALANCE SHEETS	June 1, 2004	June 3, 2003
Assets
Cash and Short-Term Investments	$ 19,485	$ 8,662
Accounts and Notes Receivable	9,978	10,509
Inventories	13,647	12,200
Deferred Income Taxes	1,975	2,609
Income Tax Receivable	2,941	2,485
Prepaid Rent	2,173	2,136
Assets Held for Disposal	3,030	5,217
Other Current Assets	6,450	6,099
Total Current Assets	59,679	49,917
Property and Equipment, Net	753,319	660,897
Goodwill, Net	7,845	7,845
Notes Receivable, Net	33,366	39,827
Other Assets	64,324	46,035
Total Assets	$918,533	$804,521

Liabilities
Current Liabilities	$ 90,542	$ 81,321
Long-Term Debt	168,087	207,064
Deferred Income Taxes	51,310	32,081
Other Deferred Liabilities	81,810	69,527
Total Liabilities	391,749	389,993
Shareholders' Equity	526,784	414,528
Total Liabilities and
Shareholders' Equity	$918,533	$804,521